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As filed with the Securities and Exchange Commission on February 6, 2003

Registration No. 333-102731

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DIGITALNET HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	52-2339233 (I.R.S. Employer Identification Number)

2525 Network Place
Herndon, VA 20171
(703) 563-7500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Ken S. Bajaj
Chairman, President and Chief Executive Officer
DigitalNet Holdings, Inc.
2525 Network Place
Herndon, VA 20171
(703) 563-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard A. Steinwurtzel, Esq. Lawrence R. Bard, Esq. Fried, Frank, Harris, Shriver & Jacobson 1001 Pennsylvania Avenue, N.W. Washington, D.C. 20004-2505 (202) 639-7000	John W. White, Esq. Andrew J. Pitts, Esq. Cravath, Swaine & Moore Worldwide Plaza, 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.01 per share	$75,000,000	$6,900(2)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The proposed maximum offering price includes amounts attributable to shares that may be purchased by the underwriters to cover the underwriters' option to purchase additional shares of our common stock from us at the initial public offering price less the underwriters' discount, if the underwriters exercise this option.
(2)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        The purpose of this Amendment No. 1 to the Form S-1 Registration Statement is to add certain exhibits. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus, Financial Statements and valuation and qualifying accounts are unchanged and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth expenses and costs payable by the Registrant (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission's registration fee and the National Association of Securities Dealers' filing fee.

Amount
Registration fee under Securities Act		$6,900
NASD filing fee		9,500
Nasdaq National Market listing fee		*
Legal fees and expenses		*
Road show expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Printing and engraving expenses		*
Registrar and transfer agent fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*
To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and specific other persons to the extent and under the circumstances set forth therein.

        Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation, as amended and restated upon the completion of this offering, eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit.

        The Registrant's Certificate of Incorporation, as amended and restated upon the closing of this offering, requires the Registrant to indemnify the Registrant's directors and officers to the extent permitted under Section 145 of the Delaware General Corporation Law. The Registrant's Certificate of Incorporation, as amended and restated upon the closing of this offering, also provides that the

Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with provisions corresponding to Section 145 of the Delaware General Corporation Law.

        The above discussion of Section 145 and of the Registrant's Certificate of Incorporation and Bylaws, both as amended and restated upon the closing of this offering, is not intended to be exhaustive and is respectively qualified in its entirety by such statute, the Certificate of Incorporation and the Bylaws, both as amended and restated upon the closing of this offering.

        The Registrant intends to obtain primary and excess insurance policies insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Registrant, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

Item 15. Recent Sales of Unregistered Securities.

        Since its inception, the Registrant has issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering, or under Rule 701 thereunder. All of the below-referenced securities are deemed restricted securities for the purposes of the Securities Act. No underwriters were involved in any of the below-referenced sales of securities.

        On September 7, 2001, the Registrant issued an aggregate of 16,031,022 shares of its common stock to its founders in the following amounts and for the following consideration: (1) 10,000,000 shares to GTCR for an aggregate purchase price of $1,000,000; (2) 208,333 shares to the Bajaj Family Limited Partnership for an aggregate purchase price of $20,833; (3) 104,167 shares to the Rueben Bajaj Trust for an aggregate purchase price of $10,417; (4) 104,167 shares to the J. Sunny Bajaj Trust for an aggregate purchase price of $10,417; (5) 4,466,484 shares to Ken S. Bajaj for an aggregate purchase price of $446,649; (6) 31,250 shares to the Pearlstein Family, LLC for an aggregate purchase price of $3,125; and (7) 1,116,621 shares to Jack Pearlstein for an aggregate purchase price of $111,662.

        On January 10, 2002, the Registrant issued an aggregate of 350,000 shares of its common stock to Steven Hanau for an aggregate purchase price of $35,000.

        On February 15, 2002, the Registrant issued an aggregate of 300,000 shares of its common stock to Steve Solomon for an aggregate purchase price of $30,000.

        On April 25, 2002, the Registrant issued an aggregate of 8,496,442 shares of its common stock to 8 of its stockholders in the following amounts and for the following consideration: (1) 5,300,000 shares to GTCR for an aggregate purchase price of $530,000; (2) 110,417 shares to the Bajaj Family Limited Partnership for an aggregate purchase price of $11,042; (3) 55,208 shares to the Rueben Bajaj Trust for an aggregate purchase price of $5,521; (4) 55,208 shares to the J. Sunny Bajaj Trust for an aggregate purchase price of $5,521; (5) 2,367,237 shares to Ken S. Bajaj for an aggregate purchase price of $236,724; (6) 16,563 shares to the Pearlstein Family, LLC for an aggregate purchase price of $1,656; and (7) 591,809 shares to Jack Pearlstein for an aggregate purchase price of $59,181.

        On September 20, 2002, the Registrant issued an aggregate of 55,000 shares of its common stock to Barbara Barnes for an aggregate purchase price of $5,500.

        On October 8, 2002, the Registrant issued an aggregate of 2,757,336 shares of its common stock in the following amounts and for the following consideration: (1) 1,720,000 shares to GTCR for an aggregate purchase price of $172,000; (2) 35,833 shares to the Bajaj Family Limited Partnership for an aggregate purchase price of $3,583; (3) 17,917 shares to the Rueben Bajaj Trust for an aggregate purchase price of $1,792; (4) 17,917 shares to the J. Sunny Bajaj Trust for an aggregate purchase price of $1,792; (5) 768,235 shares to Ken S. Bajaj for an aggregate purchase price of $76,823; (6) 5,375 shares to the Pearlstein Family, LLC for an aggregate purchase price of $538; and (7) 192,059 shares to Jack Pearlstein for an aggregate purchase price of $19,206.

        On November 26, 2002, the Registrant issued an aggregate of 61,376 shares of Class A Preferred Stock in the following amounts and for the following consideration: (1) 58,744 shares to GTCR for an aggregate purchase price of $58,744,150; (2) 1,224 shares to the Bajaj Family Limited Partnership for an aggregate purchase price of $1,223,836; (3) 612 shares to the Rueben Bajaj Trust for an aggregate purchase price of $611,918; (4) 612 shares to the J. Sunny Bajaj Trust for an aggregate purchase price of $611,918; and (5) 184 shares to the Pearlstein Family, LLC for an aggregate purchase price of $183,575.

        On November 26, 2002, the Registrant issued an aggregate of 26,579,434 shares of its common stock in the following amounts and for the following consideration: (1) 16,580,000 shares to GTCR for an aggregate purchase price of $1,658,000; (2) 345,417 shares to the Bajaj Family Limited Partnership for an aggregate purchase price of $34,542; (3) 172,708 shares to the Rueben Bajaj Trust for an aggregate purchase price of $17,271; (4) 172,708 shares to the J. Sunny Bajaj Trust for an aggregate purchase price of $17,271; (5) 7,405,431 shares to Ken S. Bajaj for an aggregate purchase price of $740,543; (6) 51,813 shares to the Pearlstein Family, LLC for an aggregate purchase price of $5,181; and (7) 1,851,357 shares to Jack Pearlstein for an aggregate purchase price of $185,136.

        On November 26, 2002, the Registrant issued an aggregate of 33,500 shares of its Class B Preferred Stock to GetronicsWang Co. LLC in consideration for the acquisition of DGS.

        On November 26, 2002, the Registrant issued warrants to purchase an aggregate of 3,794,762 shares of its common stock to Banc of America Mezzanine Capital LLC and other lenders, with an exercise price of $0.01 per share, in connection with its subordinated bridge facility.

Item 16. Exhibits and Financial Statement Schedules.

        (a) The following documents are filed as exhibits to this registration statement:

Exhibit	Description
*1.1	Form of Underwriting Agreement
*3.1	Certificate of Incorporation of the Company, as amended and restated
*3.2	Bylaws of the Company, as amended and restated
*4.1	Form of Certificate of Common Stock
**4.2	Form of Common Stock Purchase Warrant
**4.3
Amended and Restated Stockholders Agreement, made as of November 26, 2002, 2002, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., the Pearlstein Family, LLC, the Ian Z. Pearlstein 2001 Trust, the Ivanna V. Pearlstein 2001 Trust, the J. Sunny Bajaj Trust, the Rueben Bajaj Trust, the Bajaj Family Limited Partnership, Ken S. Bajaj, Jack Pearlstein, GetronicsWang Co. LLC, and Banc of America Mezzanine Capital LLC

**4.4
Amended and Restated Registration Agreement, made as of November 26, 2002, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., the Pearlstein Family, LLC, the Ian Z. Pearlstein 2001 Trust, the Ivanna V. Pearlstein 2001 Trust, the J. Sunny Bajaj Trust, the Rueben Bajaj Trust and the Bajaj Family Limited Partnership, Ken S. Bajaj, Jack Pearlstein, GetronicsWang Co. LLC, and Banc of America Mezzanine Capital LLC
*5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson
**10.1
Purchase Agreement, made as of September 7, 2001, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., the J. Sunny Bajaj Trust, the Rueben Bajaj Trust and the Bajaj Family Limited Partnership and the Pearlstein Family, LLC as supplemented on April 25, 2002, October 8, 2002 and November 26, 2002
**10.2
Senior Management Agreement, made as of September 7, 2001, by and among DigitalNet Holdings, Inc., DigitalNet, Inc., and Ken S. Bajaj as supplemented on April 25, 2002, October 8, 2002, November 26, 2002, and January 24, 2003
**10.3	Revolving Promissory Note, dated September 7, 2001, in the principal amount of $183,596 made by Ken S. Bajaj payable to DigitalNet Holdings, Inc.
**10.4	Executive Stock Pledge Agreement, made as of September 7, 2001, by and between Ken S. Bajaj and DigitalNet Holdings, Inc.
**10.5	Carry Promissory Note, dated September 7, 2001, in the principal amount of $170,347 made by Ken S. Bajaj payable to DigitalNet Holdings, Inc.
**10.6	Free Transferability Agreement, dated as of September 25, 2002, by and between DigitalNet Holdings, Inc., and Ken S. Bajaj
**10.7
Senior Management Agreement, made as of September 7, 2001, by and among DigitalNet Holdings, Inc., DigitalNet., Inc., and Jack Pearlstein as supplemented on April 25, 2002, October 8, 2002, November 26, 2002, and January 24, 2003
**10.8	Revolving Promissory Note, dated September 7, 2001, in the principal amount of $45,899 made by Jack Pearlstein payable to DigitalNet Holdings, Inc.
**10.9	Executive Stock Pledge Agreement, made as of September 7, 2001, by and between Jack Pearlstein and DigitalNet Holdings, Inc.
**10.10	Carry Promissory Note, dated September 7, 2001, in the principal amount of $42,587 made by Jack Pearlstein payable to DigitalNet Holdings, Inc.
**10.11	Free Transferability Agreement, dated as of September 25, 2002, by and between DigitalNet Holdings, Inc., and Jack Pearlstein
**10.12	Amended and Restated Senior Management Agreement, made as of January 23, 2003, among DigitalNet Holdings, Inc., DigitalNet, Inc., DigitalNet Government Solutions, LLC, and Steven Hanau
**10.13	Promissory Note, dated January 10, 2002, in the principal amount of $34,650 made by Steven Hanau payable to DigitalNet Holdings, Inc.
**10.14	Executive Stock Pledge Agreement, made as of January 10, 2002, between Steven Hanau and DigitalNet Holdings, Inc.
**10.15	Stock Purchase Agreement, made as of January 10, 2002, between DigitalNet Holdings, Inc., Jack Pearlstein and Ken S. Bajaj

**10.16	Stock Purchase Agreement, made as of February 15, 2002, between DigitalNet Holdings, Inc., Jack Pearlstein and Ken S. Bajaj
**10.17	Stock Purchase Agreement, made as of September 20, 2002, between DigitalNet Holdings, Inc., Jack Pearlstein and Ken S. Bajaj
**10.18	Purchase Agreement, dated September 27, 2002, by and among GetronicsWang Co. LLC, Getronics Government Solutions, L.L.C., DigitalNet Holdings, Inc. and DigitalNet Inc.
10.19	Escrow Agreement, dated as of November 26, 2002, by and among GetronicsWang Co. LLC, DigitalNet, Inc., and State Street Bank and Trust Co.
**10.20	Master Agreement for Transitional Services, dated November 26, 2002, by and between GetronicsWang Co. LLC and Getronics Government Solutions, L.L.C.
10.21
Credit Agreement, dated as of November 26, 2002, by and among DigitalNet, Inc., DigitalNet Holdings, Inc., Bank of America, N.A., Madison Capital Funding LLC, Merrill Lynch Capital Funding LLC, the other lenders party thereto
10.22	Bridge Loan Agreement, dated as of November 26, 2002, by and among DigitalNet, Inc., DigitalNet Holdings, Inc., Banc of America Mezzanine Capital LLC and the other lenders party thereto
**10.23	DigitalNet Holdings, Inc. 2003 Stock Incentive Plan
10.24	Form of Getronics Government Solutions, L.L.C. Special Severance Plan
†10.25	Getronics Government Solutions, L.L.C. 2002 Short Term Incentive Program Plan Document for Executive and Staff Management, dated January 1, 2002
10.26	Agreement of Lease made September 30, 1991 between The KMS Group, Inc. and J.G. Van Dyke & Associates, Inc. (as amended)
**10.27	Office Space Lease dated as of July 7, 2000 between JACO Horse Pen II LLC and Wang Government Services, Inc. (as amended)
**10.28	Lease dated as of July 1, 1996 between RJR Ventures Limited Partnership and Wang Laboratories, Inc. (as amended)
**21.1	List of Subsidiaries of DigitalNet Holdings, Inc.
**23.1	Consent of Ernst & Young LLP
*23.2	Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1 above)
**24.1	Power of Attorney (included on signature page of this registration statement)

*
To be filed by amendment.
**
Previously filed.
†
Subject to a confidential treatment request.

Item 17. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        (1)  To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (2)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3)  For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Herndon, Commonwealth of Virginia, on February 6, 2003.

DIGITALNET HOLDINGS, INC.
By:	/s/ KEN S. BAJAJ Ken S. Bajaj Chairman, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEN S. BAJAJ Ken S. Bajaj	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	February 6, 2003
/s/ JACK PEARLSTEIN Jack Pearlstein	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	February 6, 2003
* Bruce V. Rauner	Director	February 6, 2003
* Philip A. Canfield	Director	February 6, 2003
* Craig A. Bondy	Director	February 6, 2003
* Richard N. Perle	Director	February 6, 2003
* Edward C. Meyer	Director	February 6, 2003
*By:	/s/ KEN S. BAJAJ Ken S. Bajaj Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
*1.1	Form of Underwriting Agreement
*3.1	Certificate of Incorporation of the Company, as amended and restated
*3.2	Bylaws of the Company, as amended and restated
*4.1	Form of Certificate of Common Stock
**4.2	Form of Common Stock Purchase Warrant
**4.3
Amended and Restated Stockholders Agreement, made as of November 26, 2002, 2002, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., the Pearlstein Family, LLC, the Ian Z. Pearlstein 2001 Trust, the Ivanna V. Pearlstein 2001 Trust, the J. Sunny Bajaj Trust, the Rueben Bajaj Trust, the Bajaj Family Limited Partnership, Ken S. Bajaj, Jack Pearlstein, GetronicsWang Co. LLC, and Banc of America Mezzanine Capital LLC
**4.4
Amended and Restated Registration Agreement, made as of November 26, 2002, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., the Pearlstein Family, LLC, the Ian Z. Pearlstein 2001 Trust, the Ivanna V. Pearlstein 2001 Trust, the J. Sunny Bajaj Trust, the Rueben Bajaj Trust and the Bajaj Family Limited Partnership, Ken S. Bajaj, Jack Pearlstein, GetronicsWang Co. LLC, and Banc of America Mezzanine Capital LLC
*5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson
**10.1
Purchase Agreement, made as of September 7, 2001, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., the J. Sunny Bajaj Trust, the Rueben Bajaj Trust and the Bajaj Family Limited Partnership and the Pearlstein Family, LLC as supplemented on April 25, 2002, October 8, 2002 and November 26, 2002
**10.2
Senior Management Agreement, made as of September 7, 2001, by and among DigitalNet Holdings, Inc., DigitalNet, Inc., and Ken S. Bajaj as supplemented on April 25, 2002, October 8, 2002, November 26, 2002, and January 24, 2003
**10.3	Revolving Promissory Note, dated September 7, 2001, in the principal amount of $183,596 made by Ken S. Bajaj payable to DigitalNet Holdings, Inc.
**10.4	Executive Stock Pledge Agreement, made as of September 7, 2001, by and between Ken S. Bajaj and DigitalNet Holdings, Inc.
**10.5	Carry Promissory Note, dated September 7, 2001, in the principal amount of $170,347 made by Ken S. Bajaj payable to DigitalNet Holdings, Inc.
**10.6	Free Transferability Agreement, dated as of September 25, 2002, by and between DigitalNet Holdings, Inc., and Ken S. Bajaj
**10.7
Senior Management Agreement, made as of September 7, 2001, by and among DigitalNet Holdings, Inc., DigitalNet., Inc., and Jack Pearlstein as supplemented on April 25, 2002, October 8, 2002, November 26, 2002, and January 24, 2003
**10.8	Revolving Promissory Note, dated September 7, 2001, in the principal amount of $45,899 made by Jack Pearlstein payable to DigitalNet Holdings, Inc.
**10.9	Executive Stock Pledge Agreement, made as of September 7, 2001, by and between Jack Pearlstein and DigitalNet Holdings, Inc.
**10.10	Carry Promissory Note, dated September 7, 2001, in the principal amount of $42,587 made by Jack Pearlstein payable to DigitalNet Holdings, Inc.

**10.11	Free Transferability Agreement, dated as of September 25, 2002, by and between DigitalNet Holdings, Inc., and Jack Pearlstein
**10.12	Amended and Restated Senior Management Agreement, made as of January 23, 2003, among DigitalNet Holdings, Inc., DigitalNet, Inc., DigitalNet Government Solutions, LLC, and Steven Hanau
**10.13	Promissory Note, dated January 10, 2002, in the principal amount of $34,650 made by Steven Hanau payable to DigitalNet Holdings, Inc.
**10.14	Executive Stock Pledge Agreement, made as of January 10, 2002, between Steven Hanau and DigitalNet Holdings, Inc.
**10.15	Stock Purchase Agreement, made as of January 10, 2002, between DigitalNet Holdings, Inc., Jack Pearlstein and Ken S. Bajaj
**10.16	Stock Purchase Agreement, made as of February 15, 2002, between DigitalNet Holdings, Inc., Jack Pearlstein and Ken S. Bajaj
**10.17	Stock Purchase Agreement, made as of September 20, 2002, between DigitalNet Holdings, Inc., Jack Pearlstein and Ken S. Bajaj
**10.18	Purchase Agreement, dated September 27, 2002, by and among GetronicsWang Co. LLC, Getronics Government Solutions, L.L.C., DigitalNet Holdings, Inc. and DigitalNet Inc.
10.19	Escrow Agreement, dated as of November 26, 2002, by and among GetronicsWang Co. LLC, DigitalNet, Inc., and State Street Bank and Trust Co.
**10.20	Master Agreement for Transitional Services, dated November 26, 2002, by and between GetronicsWang Co. LLC and Getronics Government Solutions, L.L.C.
10.21
Credit Agreement, dated as of November 26, 2002, by and among DigitalNet, Inc., DigitalNet Holdings, Inc., Bank of America, N.A., Madison Capital Funding LLC, Merrill Lynch Capital Funding LLC, the other lenders party thereto
10.22	Bridge Loan Agreement, dated as of November 26, 2002, by and among DigitalNet, Inc., DigitalNet Holdings, Inc., Banc of America Mezzanine Capital LLC and the other lenders party thereto
**10.23	DigitalNet Holdings, Inc. 2003 Stock Incentive Plan
10.24	Form of Getronics Government Solutions, L.L.C. Special Severance Plan
†10.25	Getronics Government Solutions, L.L.C. 2002 Short Term Incentive Program Plan Document for Executive and Staff Management, dated January 1, 2002
10.26	Agreement of Lease made September 30, 1991 between The KMS Group, Inc. and J.G. Van Dyke & Associates, Inc. (as amended)
**10.27	Office Space Lease dated as of July 7, 2000 between JACO Horse Pen II LLC and Wang Government Services, Inc. (as amended)
**10.28	Lease dated as of July 1, 1996 between RJR Ventures Limited Partnership and Wang Laboratories, Inc. (as amended)
**21.1	List of Subsidiaries of DigitalNet Holdings, Inc.
**23.1	Consent of Ernst & Young LLP
*23.2	Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1 above)
**24.1	Power of Attorney (included on signature page of this registration statement)

*
To be filed by amendment.
**
Previously filed.
†
Subject to a confidential treatment request.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX